Exhibit 23.3

Consent of James C. Marshall, CPA, P.C

James Marshall CPA, P.C.
14455 North Hayden, Suite 206
Scottsdale, AZ 85260
480-443-0500

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Silverado Financial, Inc. on Form S-8 to be filed on or about February 27, 2004 of our report dated April 8th, 2003 on the consolidated financial statements of Silverado Financial, Inc. and Subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of Silverado Financial, Inc. for the year ended December 31st, 2002.

By:

/S/ JAMES C MARSHALL, CPA, P.C.
-------------------------------
   James Marshall, CPA, P.C.


   Scottsdale, AZ
   February 27, 2004